18 May 2012

SALE OF UPSTATE NEW YORK RETAIL BRANCHES TO
FIRST NIAGARA COMPLETES
***Branches sold for a consideration of US$0.9bn***
***HSBC to retain commercial banking operations in the Upstate NY market***

On 31 July 2011, HSBC announced that its wholly-owned subsidiary HSBC Bank USA, N.A. and other wholly-owned subsidiaries, had agreed to sell 195 retail branches, primarily in Upstate New York1, to First Niagara Bank, N.A. (“First Niagara”)2.

The sale to First Niagara completed today. Consideration received, based on figures at 30 April 2012, was approximately US$0.9bn3.

At 30 April 2012, the branches held approximately US$14.5bn in deposits and over US$4bn of brokerage and insurance assets under management. As at 30 April 2012 the branches had outstanding loans to customers of US$2.2bn.

HSBC Bank USA, N.A. remains committed to serving and further developing corporate banking relationships in Upstate New York, including the provision of a full suite of international commercial banking offerings, including trade and cash management products and services.

Media enquiries to:
Chicago
Neil Brazil	+1 847 208 4319	neil.brazil@us.hsbc.com

Investor Relations enquiries to:
London
Guy Lewis	+44 (0)20 7992 1938	guylewis@hsbc.com
Robert Quinlan	+44 (0)20 7991 3643	robert.quinlan@hsbc.com
Hong Kong
Hugh Pye	+852 2822 4398	hugh.pye@hsbc.com

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This news release is issued by HSBC Holdings plc	Registered Office and Group Head Office: 8 Canada Square, London E14 5HQ, United Kingdom Web: www.hsbc.com Incorporated in England with limited liability. Registered number 617987

Notes to editors:

‘HSBC’ means HSBC Holdings plc or one of the US companies in the HSBC Group – HSBC Bank USA, National Association; HSBC Securities (USA) Inc.; and HSBC Technology & Services (USA) Inc. – as the context may require.

(1) Number includes 183 branches in New York's Upstate region, four branches in northern Westchester County, NY, two branches in Putnam County, NY, and six branches in Connecticut.

(2) First Niagara has assigned its rights to acquire 57 of the 195 branches it acquired and expects those subsequent divestitures to close in the third quarter of 2012.

(3) Subject to adjustment based on the 18 May 2012 final closing balances.

HSBC Bank USA, National Association, with total assets of $206.8bn as of 31 March 2012 (US GAAP), serves 3.8 million customers through its personal financial services, commercial banking, private banking, asset management, and global banking and markets segments. It operates more than 470 bank branches throughout the United States. There are over 370 in New York state as well as branches in Connecticut, Washington, D.C., Florida, New Jersey, Pennsylvania, Maryland, Virginia, California, Delaware, Illinois, Oregon and Washington State. HSBC Bank USA, N.A. is the principal subsidiary of HSBC USA Inc., an indirect, wholly-owned subsidiary of HSBC North America Holdings Inc., one of the nation's largest bank holding companies by assets. HSBC Bank USA, N.A. is a member of the FDIC.

The HSBC Group
HSBC Holdings plc, the parent company of the HSBC Group, is headquartered in London. The Group serves customers worldwide from around 7,200 offices in over 80 countries and territories in Europe, the Asia-Pacific region, North and Latin America, and the Middle East and North Africa. With assets of US$2,637bn at 31 March 2012, the HSBC Group is one of the world’s largest banking and financial services organisations.

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